EXHIBIT (h)(1)
AMENDED AND RESTATED
SHAREHOLDER SERVICES AGREEMENT
     THIS AMENDED AND RESTATED AGREEMENT is made as of January 1, 2009 by and between PNC GLOBAL INVESTMENT SERVICING (U.S.) INC., a Massachusetts corporation (“PNC”), and MERIDIAN FUND, INC., a Maryland corporation (the “Fund”). Capitalized terms not otherwise defined shall have the meanings set forth in Appendix A.
BACKGROUND
     A. The Fund is registered as an open-end management investment company under the Investment Company Act of 1940, as amended (the “1940 Act”).
     B. The Fund and PNC (formerly, PFPC Inc.) are parties to a Shareholder Services Agreement dated as of February 5, 1994, as amended to date (the “Superseded Agreement”) which is terminated as of the date first set forth above; and
     C. The Fund wishes to continue to retain PNC to serve as transfer agent, registrar, dividend disbursing agent and shareholder servicing agent to the Fund’s investment portfolios listed on Exhibit A attached hereto and made a part hereof (each a “Portfolio”), as such Exhibit A may be amended from time to time, and PNC wishes to furnish such services.
     NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, and intending to be legally bound hereby, the parties hereto agree as follows:
1. Appointment. The Fund hereby appoints PNC to serve as transfer agent, registrar, dividend disbursing agent and shareholder servicing agent to the Fund in accordance with the terms set forth in this Agreement. PNC accepts such appointment and agrees to furnish such services. PNC shall be under no duty to take any action hereunder on behalf of the Fund or any Portfolio except as specifically set forth herein or as may be specifically agreed to by PNC and the Fund in a written amendment hereto. PNC shall not bear, or otherwise be responsible for, any fees, costs or expenses charged by any third party service providers engaged by the Fund or by any other third party service provider to the Fund.
2. Instructions.
     (a) Unless otherwise provided in this Agreement, PNC shall act only upon Oral Instructions or Written Instructions.
     (b) PNC shall be entitled to rely upon any Oral Instructions or Written Instructions it receives from an Authorized Person pursuant to this Agreement. PNC may assume that any Oral Instructions or Written Instructions received hereunder are not in any way inconsistent with the provisions of organizational documents of the Fund or this Agreement or of any vote, resolution or proceeding of the Fund’s Board of Directors or of the Fund’s shareholders, unless and until

PNC receives Written Instructions to the contrary.
     (c) The Fund may forward to PNC Written Instructions confirming Oral Instructions, as circumstances warrant, so that PNC receives the Written Instructions by the close of business on the same day that such Oral Instructions are received. The fact that such confirming Written Instructions are not received by PNC or differ from the Oral Instructions shall in no way invalidate the transactions or enforceability of the transactions authorized by the Oral Instructions or PNC’s ability to rely upon such Oral Instructions.
3. Right to Receive Advice.
     (a) Advice of the Fund. If PNC is in doubt as to any action it should or should not take, PNC may request directions or advice, including Oral Instructions or Written Instructions, from the Fund.
     (b) Advice of Counsel. If PNC shall be in doubt pertaining to any action it should or should not take with respect to a legal requirement under the Securities Laws, PNC may, at it: expense, request advice from counsel of its own choosing (who may be counsel for the Fund, the Fund’s investment adviser or PNC, at the option of PNC).
     (c) Conflicting Advice. In the event of a conflict between directions or advice or Oral Instructions or Written Instructions PNC receives from the Fund, and the advice it receives from counsel, PNC may rely upon and follow the advice of counsel, unless such advice materially conflicts with the advice given by the Fund’s Counsel as to a legal requirement under the Securities Laws. If practical under the circumstance, PNC shall notify the Fund prior to taking or not taking any action as a result of such conflicting advice.
     (d) No Obligation to Seek Advice. Nothing in this section shall be construed so as to impose an obligation upon PNC (i) to seek such directions or advice or Oral Instructions or Written Instructions, or (ii) to act in accordance with such directions or advice or Oral Instructions or Written Instructions.
4. Records; Visits.
     (a) The books and records pertaining to the Fund that are in the possession or under the control of PNC, shall be the property of the Fund. The Fund and Authorized Persons shall have access to such books and records at all times during PNC’s normal business hours. Upon the reasonable request of the Fund, copies of any such books and records shall be provided by PNC to the Fund or to an Authorized Person, at the Fund’s expense.
     (b) Upon termination of this Agreement, PNC shall, at the Fund’s expense and reasonable request and in accordance with Written Instructions, deliver a copy of the books and records pertaining to the Fund or Portfolios that are in the possession of or under the control of PNC, to the Fund or any other person designated by the Fund.

5. Confidentiality.
     (a) Each party shall keep confidential certain information relating to the other party’s business, comprising:
(i) any data or information that is competitively sensitive material, and not generally known to the public, including, but not limited to, information about product plans, marketing strategies, finances, operations, customer relationships, customer profiles, customer lists, sales estimates, business plans, and internal performance results relating to the past, present or future business activities of the Fund or PNC, their respective subsidiaries and affiliated companies and the customers, clients and suppliers of any of them;
(ii) any scientific or technical information, design, process, procedure, formula, or improvement that is commercially valuable and secret in the sense that its confidentiality affords the Fund or PNC a competitive advantage over its competitors;
(iii) all confidential or proprietary concepts, documentation, reports, data, specifications, computer software, source code, object code, flow charts, databases, inventions, know-how, and trade secrets, whether or not patentable or copyrightable; and
(iv) anything designated as confidential (collectively, “Confidential Information”).
     (b) Notwithstanding the foregoing, information shall not be Confidential Information and shall not be subject to a duty of confidentiality if it:
(i) is already known to the receiving party at the time it is obtained;
(ii) is or becomes publicly known or available through no wrongful act of the receiving party;
(iii) is rightfully received from a third party who, to the best of the receiving party’s knowledge, is not under a duty of confidentiality;
(iv) is released by the protected party to a third party without restriction;
(v) is requested or required to be disclosed by the receiving party pursuant to a court order, subpoena, governmental or regulatory agency request or law;
(vi) is relevant to the defense of any claim or cause of action asserted against the receiving party;

(vii) is Fund information provided by PNC in connection with an independent third party compliance or other review;
(viii) is necessary or desirable for PNC to release such information in connection with the provision of services under this Agreement; or
(ix) has been or is independently developed or obtained by the receiving party.
     (c) The provisions of this Section 5 shall survive termination of this Agreement for a period of three (3) years after such termination.
6. Cooperation with Accountants. PNC shall cooperate with the Fund’s independent public accountants and shall take all reasonable actions in the performance of its obligations under this Agreement to ensure that the necessary information is made available to such accountants for the expression of their opinion, as required by the Fund.
7. PNC System. PNC shall retain title to and ownership of any and all databases, computer programs, screen formats, report formats, interactive design techniques, derivative works, inventions, discoveries, patentable or copyrightable matters, concepts, expertise, patents, copyrights, trade secrets, and other related legal rights utilized by PNC in connection with the services provided by PNC to the Fund. Notwithstanding the foregoing, the parties acknowledge the Fund shall retain all ownership rights in Fund data which resides on the PNC System.
8. Disaster Recovery. PNC shall enter into and shall maintain in effect with appropriate parties one or more agreements making reasonable provisions for emergency use of electronic data processing equipment to the extent appropriate equipment is available. In the event of equipment failures, PNC shall, at no additional expense to the Fund, take reasonable steps to minimize service interruptions. PNC shall have no liability with respect to the loss of data or service interruptions caused by equipment failure, provided such loss or interruption is not caused by PNC’s own intentional misconduct, bad faith, negligence or reckless disregard of its duties or obligations under this Agreement.
9. Compensation.
     (a) As compensation for services rendered by PNC during the term of this Agreement, the Fund will pay to PNC a fee or fees as may be agreed to from time to time in writing by the Fund and PNC.
     (b) PNC shall establish certain cash management accounts (“Service Accounts”) required to provide services under this Agreement. The Fund acknowledges (i) PNC may receive investment earnings from sweeping the funds in such Service Accounts into investment accounts including, but not limited, investment accounts maintained at an affiliate or client of PNC; (ii) balance credits earned with respect to the amounts in such Service Accounts (“Balance Credits”) will be used to offset the banking service fees imposed by the cash management service provider (the “Banking Service Fees”); (iii) PNC shall retain any excess Balance Credits for its own use;

(iv) Balance Credits will be calculated and applied toward the Fund’s Banking Service Fees regardless of the Service Account balance sweep described in Sub-Section (i); and (v) PNC may use the services of third-party vendors in connection with the issuance of redemption and distribution checks and shall retain any benefits obtained from any arrangements with such vendors, including any commission or return on float paid to it by any such vendors.
     (c) The undersigned hereby represents and warrants to PNC that (i) the terms of this Agreement, (ii) the fees and expenses associated with this Agreement, and (iii) any benefits accruing to PNC or to the adviser or sponsor to the Fund in connection with this Agreement, including but not limited to any fee waivers, conversion cost reimbursements, up front payments, signing payments or periodic payments made or to be made by PNC to such adviser or sponsor or any affiliate of the Fund relating to the Agreement have been fully disclosed to the Board of Directors of the Fund and that, if required by applicable law, such Board of Directors has approved or will approve the terms of this Agreement, any such fees and expenses, and any such benefits.
     (d) Notwithstanding the limitation of liability provisions of this Agreement or the termination of this Agreement, the Fund shall remain responsible for paying to PNC the fees set forth in the applicable fee letter.
10. Standard of Care/Limitation of Liability.
     (a) Subject to the terms of this Section 10, PNC shall be liable to the Fund (or any person or entity claiming through the Fund) for damages only to the extent caused by PNC’s own intentional misconduct, bad faith, negligence or reckless disregard of its duties under this Agreement (“Standard of Care”). In the absence of a finding to the contrary, the acceptance, processing and/or negotiation of a fraudulent payment for the purchase of Shares shall be presumed not to have been a failure of PNC to meet its Standard of Care.
     (b) PNC’s liability to the Fund and any person or entity claiming through the Fund for any loss, claim, suit, controversy, breach or damage of any nature whatsoever (including but not limited to those arising out of or related to this Agreement) and regardless of the form of action or legal theory (“Loss”) shall not exceed $8,000,000; provided, however, that the aggregate liability of PNC and PFPC Trust Company for all losses, claims, suits, controversies, breaches or damages of any nature whatsoever arising out of or related to this Agreement or any other agreement for services by and between the Fund and PNC and/or PFPC Trust Company (including without limitation the Amended and Restated Administration Assistance Services Agreement) shall not exceed $8,000,000.
     (c) PNC shall not be liable for damages (including without limitation damages caused by delays, failure, errors, interruption or loss of data) occurring directly or indirectly by reason of circumstances beyond its reasonable control, including without limitation acts of God; action or inaction of civil or military authority; national emergencies; public enemy; war; terrorism; riot; fire; flood; catastrophe; sabotage; epidemics; labor disputes; civil commotion; interruption, loss or malfunction of utilities, transportation, computer or communications capabilities; insurrection; elements of nature; non-performance by a third party; failure of the mails; or functions or malfunctions of the internet, firewalls, encryption systems or security devices caused by any of the above, provided that PNC has acted in accordance with the standard set forth in section 10(a) above.
     (d) PNC shall not be under any duty or obligation to inquire into and shall not be liable for the validity or invalidity, authority or lack thereof, or truthfulness or accuracy or lack thereof, of any instruction, direction, notice, instrument or other information which PNC reasonably believes to be genuine. PNC shall not be liable for any damages that are caused by actions or omissions taken by PNC in accordance with Written Instructions. PNC shall not be liable for any damages arising out of any action or omission to act by any prior service provider of the Fund or for any failure to discover any such error or omission.
     (e) Neither PNC nor its affiliates shall be liable for any consequential, incidental, exemplary, punitive, special or indirect damages, whether or not the likelihood of such damages was known by PNC or its affiliates.
     (f) Each party shall have a duty to mitigate damages for which the other party may become responsible.
     (g) This Section 10 shall survive termination of this Agreement.
11. Indemnification. Absent PNC’s failure to meet its Standard of Care (defined in Section 10 above), the Fund on behalf of each Portfolio agrees to indemnify, defend and hold harmless PNC and its affiliates and their respective directors, trustees, officers, agents and employees from all claims, suits, actions, damages, losses, liabilities, obligations, costs and reasonable expenses (including attorneys’ fees and court costs, travel costs and other reasonable out-of-pocket costs related to dispute resolution) arising directly or indirectly from: (a) any action or omission to act by any prior service provider of the Fund; and (b) any action taken or omitted to be taken by PNC at the request or direction of, or in reliance on, the advice of the Fund or in accordance with Written Instructions in connection with the provision of services to the Fund. This Section 11 shall survive termination of this Agreement. Any amounts payable by the Fund hereunder shall be satisfied only against the relevant portfolio assets and not against the assets of any other investment portfolio of the Fund. PNC shall give written notice to the Fund within thirty days of receipt by PNC of notice of any claim that may be subject to indemnification.
12. Description of Services.
     (a) Services provided on an ongoing basis, as may be applicable.
(i) Calculate 12b-l payments;
(ii) Maintain shareholder registrations;

(iii) Process funds associated with new applications and subsequent investments in accordance with the Fund’s Prospectus and Statement of Additional Information and correspond with shareholders to complete or correct information;
(iv) Process checks and wires;
(v) Prepare and certify shareholder lists in conjunction with proxy solicitations;
(vi) Countersign share certificates;
(vii) Prepare and mail to shareholders confirmation of shareholder account activity;
(viii) Provide toll-free lines for direct shareholder use, plus customer liaison staff for on-line inquiry response;
(ix) Mail duplicate confirmations to broker-dealers of their clients’ activity, whether executed through the broker-dealer or directly with PNC;
(x) Provide periodic shareholder lists and statistics to the Fund;
(xi) Provide detailed data for underwriter/broker confirmations; (xii) Prepare year-end statements and periodic mailings of tax information;
(xiii) Notify on a timely basis the investment adviser, accounting agent, and custodian of Share activity;
(xiv) Perform other participating broker-dealer shareholder services as may be agreed upon from time to time;
(xv) Accept and post daily Share purchases and redemptions;
(xvi) Accept, post and perform shareholder transfers and exchanges;
(xvii) Issue and cancel certificates (when requested in writing by the shareholder); and
(xviii) Perform certain administrative and ministerial duties relating to opening, maintaining and processing transactions for shareholders or financial intermediaries that trade shares through the NSCC, if applicable.

     (b) Purchase of Shares. PNC shall issue and credit an account of an investor, in the manner described in the Fund’s prospectus, once it receives:
(i) A purchase order in completed proper form;
(ii) Proper information to establish a shareholder account; and
(iii) Confirmation of receipt or crediting of funds for such order to the Fund’s custodian.
     (c) Redemption of Shares. PNC shall process requests to transfer or redeem Shares as follows:
(i) All remittance of proceeds of redemption shall be processed in accordance with the Fund’s prospectus and Statement of Additional Information, when the shareholder tenders Shares in proper form, accompanied by such documents as PNC reasonably may deem necessary.
(ii) PNC reserves the right to refuse to transfer or redeem Shares until it is satisfied that the endorsement on the instructions is valid and genuine and that the requested transfer or redemption is legally authorized, and it shall incur no liability for the refusal, in good faith, to process transfers or redemptions which PNC, in its good judgment, deems improper or unauthorized, or until it is reasonably satisfied that there is no basis to any claims adverse to such transfer or redemption.
(iii) When Shares are redeemed, PNC shall deliver to the Fund’s custodian (the “Custodian”) and the Fund or its designee a notification setting forth the number of Shares redeemed. Such redeemed Shares shall be reflected on appropriate accounts maintained by PNC reflecting outstanding Shares of the Fund and Shares attributed to individual accounts.
(iv) PNC shall, upon receipt of the monies provided to it by the Custodian for the redemption of Shares, pay such monies as are received from the Custodian, all in accordance with the procedures established from time to time between PNC and the Fund.
(v) When a broker-dealer notifies PNC of a redemption desired by a customer, and the Custodian provides PNC with funds, PNC shall prepare and send the redemption check to the broker-dealer and made payable to the broker-dealer on behalf of its customer, unless otherwise instructed in writing by the broker-dealer.
(vi) PNC shall not process or effect any redemption requests with respect to Shares of the Fund after receipt by PNC or its agent of notification of the suspension of the determination of the net asset value of the Fund.

     (d) Dividends and Distributions. Upon a resolution of the Fund’s Board of Directors authorizing the declaration and payment of dividends and distributions and Written Instructions to PNC, PNC shall issue dividends and distributions declared by the Fund in Shares, or, upon shareholder election, pay such dividends and distributions in cash, if provided for in the Fund’s prospectus. Such issuance or payment, as well as payments upon redemption as described in sub-section (c) above, shall be made after deduction and payment of the required amount of funds to be withheld in accordance with any applicable tax laws or other laws, rules or regulations. PNC shall mail to the Fund’s shareholders such tax forms and other information, or permissible substitute notice, relating to dividends and distributions paid by the Fund as are required to be filed and mailed by applicable law, rule or regulation. PNC shall prepare, maintain and file with the IRS and other appropriate taxing authorities reports relating to all dividends above a stipulated amount paid by the Fund to its shareholders as required by tax or other law, rule or regulation.
     (e) Shareholder Account Services. When requested by a shareholder, PNC shall provide, in accordance with the Fund’s prospectus and Statement of Additional Information:
(i) for issuance of Shares obtained through:
(A) Any pre-authorized ACH transfer or checking plan; and
(B) Direct purchases through broker wire orders, checks and applications.
(ii) for a shareholder’s account:
(A) Exchange of Shares for shares of another fund with which the Fund has exchange privileges;
(B) Automatic redemption from an account where that shareholder participates in an automatic redemption plan; and/or
(C) Redemption of Shares from an account with a checkwriting privilege.
     (f) Communications to Shareholders. Upon timely Written Instructions, PNC shall mail all communications by the Fund to its shareholders, including:
(i) Reports to shareholders;
(ii) Confirmations of purchases and sales of Fund shares;
(iii) Monthly or quarterly statements;
(iv) Dividend and distribution notices; and
(v) Tax form information.

     (g) Records. PNC shall maintain records of the accounts for each shareholder showing the following information:
(i) Name, address and United States Tax Identification or Social Security number;
(ii) Number and class of Shares held and number and class, as applicable, of Shares for which certificates, if any, have been issued, including certificate numbers and denominations;
(iii) Historical information regarding the account of each shareholder, including dividends and distributions paid and the date and price for all transactions on a shareholder’s account;
(iv) Any stop or restraining order placed against a shareholder’s account;
(v) Any correspondence relating to the current maintenance of a shareholder’s account;
(vi) Information with respect to withholdings; and
(vii) Any information required in order for PNC to perform any calculations required by this Agreement.
     (h) Lost or Stolen Certificates. PNC shall place a stop notice against any certificate reported to be lost or stolen and comply with all applicable federal regulatory requirements for reporting such loss or alleged misappropriation. A new certificate shall be registered and issued only upon:
(i) The shareholder’s pledge of a lost instrument bond or such other appropriate indemnity bond issued by a surety company approved by PNC; and
(ii) Completion of a release and indemnification agreement signed by the shareholder to protect PNC and its affiliates.
     (i) Shareholder Inspection of Stock Records. Upon a request from any Fund shareholder to inspect stock records, PNC will notify the Fund and the Fund will issue instructions granting or denying each such request. The Fund agrees to and does hereby release PNC from any liability for following Fund instructions to grant or deny permission for a particular shareholder to inspect the Fund’s stock records.
     (j) Withdrawal of Shares and Cancellation of Certificates. Upon receipt of Written Instructions, PNC shall cancel outstanding certificates surrendered by the Fund to reduce the total amount of outstanding shares by the number of shares surrendered by the Fund.

     (k) Lost Shareholders. PNC shall perform such services as are required in order to comply with Rule 17Ad-17 of the 1934 Act (the “Lost Shareholder Rule”), including, but not limited to, those set forth below. PNC may, in its sole discretion, and at its own expense, use the services of a third party to perform some of or all such services.
(i) documentation of search policies and procedures;
(ii) execution of required searches;
(iii) creation and mailing of confirmation letters;
(iv) taking receipt of returned verification forms;
(v) tracking results and maintaining data sufficient to comply with the Lost Shareholder Rule; and
(vi) preparation and submission of data required under the Lost Shareholder Rule.
“Lost Shareholder” services will not be performed by PNC on any shareholder accounts that are broker-controlled accounts where PNC is not able to identify and depict returned by post office (“RPO”) status. Except as set forth above, PNC shall have no responsibility for any escheatment services.
     (1) Retirement Plans and Educational Savings Accounts.
(i) In connection with Traditional, SEP, Roth, and SIMPLE individual retirement accounts (“IRA accounts”), 403(b)(7) custodial accounts, money purchase and profit sharing plans and Single Participant “k” plan accounts (“Qualified Plans”) (collectively, the “Retirement Plans”) and Coverdell educational savings accounts (“ESA Accounts”) all within the meaning of Section 408,403(b)(7), 401, and 530 of the Internal Revenue Code of 1986, as amended (the “Code”) sponsored by the Fund for which contributions of the Fund’s shareholders (the “Participants”) are invested solely in Shares of the Fund, PNC shall provide the following administrative services:
(A) Establish a record of types and reasons for distributions (i.e., attainment of age 59-1/2, disability, death, return of excess contributions, etc.);
(B) Record method of distribution requested and/or made;
(C) Receive and process designation of beneficiary forms requests;

(D) Examine and process requests for direct transfers between custodians/trustees; transfer and pay over to the successor assets in the account and records pertaining thereto as requested;
(E) Prepare any annual reports or returns required to be prepared and/or filed by a custodian of a Retirement Plan and ESA Accounts, including, but not limited to, an annual fair market value report, Forms 1099R and 5498; and file same with the Internal Revenue Service and provide same to Participant/Beneficiary, as applicable; and
(F) Perform applicable federal withholding and send Participants/Beneficiaries an annual TEFRA notice regarding required federal tax withholding.
(ii) PNC shall arrange for PNC Trust Company to serve as custodian for the Retirement Plans sponsored by the Fund.
(iii) With respect to the Retirement Plans, PNC shall provide the Fund with the associated Retirement Plan documents for use by the Fund and PNC shall be responsible for the maintenance of such documents in compliance with all applicable provisions of the Code and the regulations promulgated thereunder.
     (m) Print Mail. The Fund, at its election, may engage PNC as its exclusive print/mail service provider with respect to those items and for such fees as may be agreed to from time to time in writing by the Fund and PNC.
     (n) Proxy Advantage. The Fund, at its election, may engage PNC as its exclusive proxy solicitation service provider with respect to those items and for such fees as may be agreed to from time to time in writing by the Fund and PNC.
     (o) Disaster Recovery Plan. PNC shall maintain during the term of this Agreement a reasonable back-up, business continuity and disaster recovery plan (“Plan”) that requires PNC to maintain (and to be able to readily access) back-up files of the Fund’s data and records that PNC is required to maintain pursuant to this Agreement at a location other than the site at which PNC maintains the primary copies of such data and records. The Plan shall require PNC to enter into and maintain in effect with appropriate parties one or more agreements making reasonable provisions for emergency use of communication and electronic data processing equipment and the Plan shall address personnel requirements. PNC will upon request, provide the Fund a summary of the Plan.
13. Privacy. Each party hereto acknowledges and agrees that, subject to the reuse and re-disclosure provisions of Regulation S-P, 17 CFR Part 248.11, it shall not disclose the non-public personal information of investors in the Fund obtained under this Agreement, except as necessary to carry out the services set forth in this Agreement or as otherwise permitted by law or regulation.

14. Anti-Money Laundering.
     (a) To the extent the other provisions of this Agreement require PNC to establish, maintain and monitor accounts of investors in the Fund consistent with securities laws, PNC shall perform reasonable actions necessary to help the Fund be in compliance with applicable United States Federal anti-money laundering (“AML”) laws related to investor activity as follows: PNC shall: (a) establish and implement written internal policies, procedures and controls reasonably designed to help prevent the Fund from being used to launder money or finance terrorist activities; (b) provide for independent testing, by an employee who is not responsible for the operation of PNC’s AML program or by an outside party, for compliance with PNC’s established AML policies and procedures; (c) designate a person or persons responsible for implementing and monitoring the operation and internal controls of PNC’s AML program; and (d) provide ongoing training of PNC personnel relating to the prevention of money- laundering activities.
     (b) Upon the reasonable request of the Fund, PNC shall provide to the Fund:
(i) a copy of PNC’s written AML policies and procedures (it being understood such information is to be considered confidential and treated as such and afforded all protections provided to confidential information under this Agreement);
(ii) at the option of PNC, a copy of a written assessment or report prepared by the party performing the independent testing for compliance, or a summary thereof, or a certification that the findings of the independent party are satisfactory; and
(iii) a summary of the AML training provided for appropriate PNC personnel. PNC agrees to permit inspections relating to its AML program by U.S. Federal departments or regulatory agencies with appropriate jurisdiction and to make available to examiners from such departments or regulatory agencies such information and records relating to its AML program as such examiners shall reasonably request.
     (c) Without limiting or expanding the foregoing, the parties agree the provisions in this Section 14 relate only to Section 352 of the USA PATRIOT Act and do not apply to other sections, including Section 326, of the USA PATRIOT Act or regulations promulgated thereunder.
15. Foreign Account Due Diligence.
     (a) To help the Fund comply with its requirements to establish and implement a due diligence program for “foreign financial institution” accounts (which the Fund is required to have under regulations issued under Section 312 of the USA PATRIOT Act), PNC will perform the following:

(i) Implement and operate a due diligence program that includes appropriate, specific, risk-based policies, procedures and controls that are reasonably designed to enable the Fund to detect and report, on an ongoing basis, any known or suspected money laundering activity conducted through or involving any correspondent account established, maintained, administered or managed by the Fund for a “foreign financial institution” (as defined in 31 CFR 103.175(h))(“Foreign Financial Institution”);
(ii) Conduct due diligence to identify and detect any Foreign Financial Institution accounts in connection with new accounts and account maintenance;
(iii) Assess the money laundering risk presented by each such Foreign Financial Institution account, based on a consideration of all appropriate relevant factors (as generally outlined in 31 CFR 103.176), and assign a risk category to each such Foreign Financial Institution account;
(iv) Apply risk-based procedures and controls to each such Foreign Financial Institution account reasonably designed to detect and report known or suspected money laundering activity, including a periodic review of the Foreign Financial Institution account activity sufficient to determine consistency with information obtained about the type, purpose and anticipated activity of the account;
(v) Include procedures to be followed in circumstances in which the appropriate due diligence cannot be performed with respect to a Foreign Financial Institution account;
(vi) Adopt and operate enhanced due diligence policies, where necessary, as may be required by future regulations for Foreign Financial Institution accounts;
(vii) Document the due diligence program and maintain due diligence records relating to Foreign Financial Institution accounts; and
(viii) Report to the Fund about measures taken under (i)-(vii) above.
     (b) Notwithstanding anything to the contrary, and without expanding the scope of the express language in this Section 15, PNC need not complete any due diligence beyond the requirements of the relevant Foreign Financial Institution due diligence program regulations and PNC need not perform any task that need not be performed for the Fund to be in compliance with relevant Foreign Financial Institution due diligence program regulations.

     (c) Without limiting or expanding the foregoing, the parties agree the provisions in this Section 15 relate only to Section 312 of the USA PATRIOT Act and do not apply to other sections, including Section 326, of the USA PATRIOT Act or regulations promulgated thereunder.
16. Customer Identification Program (“CIP”) Services.
     (a) To help the Fund comply with its Customer Identification Program (which the Fund is required to have under regulations issued under Section 326 of the USA PATRIOT Act) PNC will perform the following:
(i) Implement procedures under which new accounts in the Fund are not established unless PNC has obtained the name, date of birth (for natural persons only), address and government-issued identification number (collectively, the “Data Elements”) for each corresponding “Customer” (as defined in 31 CFR 103.131).
(ii) Use collected Data Elements to attempt to reasonably verify the identity of each new Customer promptly before or after each corresponding new account is opened. Methods of verification may consist of non-documentary methods (for which PNC may use unaffiliated information vendors to assist with such verifications) and documentary methods (as permitted by 31 CFR 103.131), and may include procedures under which PNC personnel perform enhanced due diligence to verify the identities of Customers the identities of whom were not successfully verified through the first-level (which will typically be reliance on results obtained from an information vendor) verification process(es).
(iii) Record the Data Elements and maintain records relating to verification of new Customers consistent with 31 CFR 103.131(b)(3).
(iv) Regularly report to the Fund about measures taken under (a)-(c) above.
(v) If PNC provides services by which prospective Customers may subscribe for shares in the Fund via the Internet or telephone, work with the Fund to notify prospective Customers, consistent with 31 CFR 103.13l(b)(5), about the Fund’s CIP.
     (b) Notwithstanding anything to the contrary, and without expanding the scope of the express language in this Section 16, PNC need not collect the Data Elements for (or verify) prospective customers (or accounts) beyond the requirements of relevant customer identification program regulations (for example, PNC will not verify customers opening accounts through NSCC) and PNC need not perform any task that need not be performed for the Fund to be in compliance with relevant customer identification program regulations.

     (c) PNC agrees to permit inspections relating to the CIP Services provided hereunder by U.S. Federal departments or regulatory agencies with appropriate jurisdiction and to make available to examiners from such departments or regulatory agencies such information and records relating to the CIP Services provided hereunder as such examiners shall reasonably request.
     (d) Notwithstanding anything to the contrary, PNC need not perform any of the steps described in this Section 16 with respect to persons purchasing Shares via exchange privileges.
17. Duration and Termination.
     (a) This initial term of this Agreement will be for the period of three (3) years (the “Initial Term”), commencing on the date hereinabove first written (the “Effective Date”) and will continue thereafter subject to termination by either party as set forth below. Upon expiration of the Initial Term, the Agreement shall automatically renew for a term of one (1) year (“Renewal Term”) each, unless the Fund or PNC provides written notice to the other party of its intent not to renew. Either of the parties hereto may terminate this Agreement by giving the other party a notice in writing specifying the date of such termination, which shall not be less than 90 days after the date of giving such notice. The fees agreed to between the Fund and PNC will be fixed for three (3) years commencing on the Effective Date of this Agreement and will continue thereafter subject to their review and any adjustment as may be agreed in writing by the Fund and PNC. In the event the Fund gives notice of termination, all expenses associated with movement (or duplication) of records and materials and conversion thereof to a successor services provider (and any other service provider(s)), and all trailing expenses incurred by PNC, will be borne by the Fund and paid to PNC prior to any such conversion. Subject to the foregoing, upon termination of this Agreement, PNC shall (i) at the Fund’s reasonable request and in accordance with Written Instructions, deliver a copy of the books and records pertaining to the Fund or Portfolios that are under the possession or control of PNC, to the Fund or any other person designated by the Fund; and (ii) in the event that the Fund moves services described in this Agreement to a successor provider and notice of termination was timely provided, PNC will use commercially reasonable efforts to facilitate the conversion by the termination date. Should the Fund terminate this Agreement because of a material breach by PNC, PNC agrees that all reasonable expenses or costs associated with the movement (or duplication) of records and materials and conversion thereof to a successor service provider, including all trailing expenses incurred by PNC, will be borne by PNC.
     (b) If a party hereto is guilty of a material failure to perform its duties and obligations hereunder (a “Defaulting Party”) the other party (the “Non-Defaulting Party”) may give written notice thereof to the Defaulting Party, and if such material breach shall not have been remedied within thirty (30) days after such written notice is given, then the Non-Defaulting Party may terminate this Agreement by giving thirty (30) days written notice of such termination to the Defaulting Party. In all cases, termination by the Non-Defaulting Party shall not constitute a waiver by the Non-Defaulting Party of any other rights it might have under this Agreement or otherwise against the Defaulting Party.

18. Notices. Notices shall be addressed (a) if to PNC, at 301 Bellevue Parkway, Wilmington, Delaware 19809, Attention: President (or such other address as PNC may inform the Fund in writing); (b) if to the Fund, at 60 E. Sir Francis Drake Blvd., Suite 306, Larkspur, CA 94939, Attention: President (or such other address as the Fund may inform PNC in writing) or (c) if to neither of the foregoing, at such other address as shall have been given by like notice to the sender of any such notice or other communication by the other party. If notice is sent by confirming telegram, cable, telex, facsimile sending device, or other communication device capable of delivering instantaneous written communications, it shall be deemed to have been given immediately. If notice is sent by first-class mail, it shall be deemed to have been given three days after it has been mailed. If notice is sent by messenger, it shall be deemed to have been given on the day it is delivered.
19. Amendments. This Agreement or any term thereof, may not be altered or amended except by an instrument in writing executed by both parties.
20. Delegation; Assignment. This Agreement shall not be assignable by either party without the written consent of the other party, provided, however, that PNC may assign its rights and delegate its duties hereunder to any majority-owned direct or indirect subsidiary of PNC or of The PNC Financial Services Group, Inc., provided that PNC gives the Fund thirty (30) days’ prior written notice of such assignment or delegation. To the extent required by the rules and regulations of the NSCC and in order for PNC to perform NSCC-related services, if applicable, the Fund agrees that PNC may delegate its duties to any affiliate of PNC that is a member of the NSCC.
21. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
22. Further Actions. Each party agrees to perform such further acts and execute such further documents as are necessary to effectuate the purposes hereof.
23. Miscellaneous.
     (a) Entire Agreement. This Agreement embodies the entire agreement and understanding between the parties and supersedes all prior agreements (including the Superseded Agreement) and understandings relating to the subject matter hereof, provided that the parties may embody in one or more separate documents their agreement, if any, with respect to delegated duties.
     (b) Non-Solicitation. During the term of this Agreement and for one year thereafter, the Fund shall not (with the exceptions noted in the immediately succeeding sentence) knowingly solicit or recruit for employment or hire any of PNC’s employees, and the Fund shall cause the Fund’s sponsor and the Fund’s affiliates not to (with the exceptions noted in the immediately succeeding sentence) knowingly solicit or recruit for employment or hire any of PNC’s employees. To “knowingly” solicit, recruit or hire within the meaning of this provision does not include, and therefore does not prohibit, solicitation, recruitment or hiring of a PNC employee by the Fund, the Fund’s sponsor or an affiliate of the Fund if the PNC employee was identified by such entity solely as a result of the PNC employee’s response to a general advertisement by such entity in a publication of trade or industry interest or other similar general solicitation by such entity.
     (c) No Changes that Materially Affect Obligations. Notwithstanding anything in this Agreement to the contrary, the Fund agrees not to make any modifications to its registration statement or adopt any policies which would affect materially the obligations or responsibilities of PNC hereunder without the prior written approval of PNC, which approval shall not be unreasonably withheld or delayed. The scope of services to be provided by PNC under this Agreement shall not be increased as a result of new or revised regulatory or other requirements that may become applicable with respect to the Fund, unless the parties hereto expressly agree in writing to any such increase.
     (d) Captions. The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect.
     (e) Information. The Fund will provide such information and documentation as PNC may reasonably request in connection with services provided by PNC to the Fund.
     (f) Governing Law. This Agreement shall be deemed to be a contract made in Delaware and governed by Delaware law, without regard to principles of conflicts of law.
     (g) Partial Invalidity. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.
     (h) Parties in Interest. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Except as may be explicitly stated in this Agreement, (i) this Agreement is not for the benefit of any other person or entity and (ii) there shall be no third party beneficiaries hereof.
     (i) No Representations or Warranties. Except as expressly provided in this Agreement, PNC hereby disclaims all representations and warranties, express or implied, made to the Fund or any other person, including, without limitation, any warranties regarding quality, suitability, merchantability, fitness for a particular purpose or otherwise (irrespective of any course of dealing, custom or usage of trade), of any services or any goods provided incidental to services provided under this Agreement. PNC disclaims any warranty of title or non-infringement except as otherwise set forth in this Agreement.
     (j) Facsimile Signatures. The facsimile or other electronically reproduced signature of any party to this Agreement shall constitute the valid and binding execution hereof by such party.

     (k) Customer Identification Program Notice. To help the U.S. government fight the funding of terrorism and money laundering activities, U.S. Federal law requires each financial institution to obtain, verify, and record certain information that identifies each person who initially opens an account with that financial institution on or after October 1, 2003. Certain of PNC’s affiliates are financial institutions, and PNC may, as a matter of policy, request (or may have already requested) the Fund’s name, address and taxpayer identification number or other government-issued identification number, and, if such party is a natural person, that party’s date of birth. PNC may also ask (and may have already asked) for additional identifying information, and PNC may take steps (and may have already taken steps) to verify the authenticity and accuracy of such information.
     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.

PNC GLOBAL INVESTMENT SERVICING (U.S.) INC.
By:	/s/ Michael DeNofrio
	Title:	Executive Vice President Senior Managing Director

MERIDIAN FUND, INC.
By:	/s/ Richard F. Aster Jr.
Title: President

EXHIBIT A
     THIS EXHIBIT A, dated as of January 1, 2009, is Exhibit A to that certain Amended and Restated Shareholder Services Agreement dated as of January 1, 2009, between PNC GLOBAL INVESTMENT SERVICING (U.S.) INC. and MERIDIAN FUND, INC.
Portfolios
Meridian Equity Income Fund
Meridian Growth Fund
Meridian Value Fund

APPENDIX A
Definitions
As used in this Agreement:
(a)	“1933 Act” means the Securities Act of 1933, as amended.

(b)	“1934 Act” means the Securities Exchange Act of 1934, as amended.

(c)	“Authorized Person” means any officer of the Fund and any other person duly authorized by the Fund’s Board of Directors to give Oral Instructions or Written Instructions on behalf of the Fund. An Authorized Person’s scope of authority may be limited by setting forth such limitation in a written document signed by both parties hereto.

(d)	“Oral Instructions” mean oral instructions received by PNC from an Authorized Person or from a person reasonably believed by PNC to be an Authorized Person. PNC may, in its sole discretion in each separate instance, consider and rely upon instructions it receives from an Authorized Person via electronic mail as Oral Instructions.

(e)	“SEC” means the Securities and Exchange Commission.

(f)	“Securities Laws” mean the 1933 Act, the 1934 Act and the 1940 Act.

(g)	“Shares” mean the shares of beneficial interest of any series or class of the Fund.

(h)	“Written Instructions” mean (i) written instructions signed by an Authorized Person (or a person reasonably believed by PNC to be an Authorized Person) and received by PNC or (ii) trade instructions transmitted (and received by PNC) by means of an electronic transaction reporting system access to which requires use of a password or other authorized identifier. The instructions may be delivered electronically (with respect to sub-item (ii) above) or by hand, mail, telegram, cable, telex, facsimile or other electronic communications sending device.